EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT made and entered into as of the 13 day of December, 1999, by and among RANKSTREET.COM, Inc., a Florida corporation with its principal executive office at 220 E. Madison Street, Suite 1217, Tampa, Florida 33602 ("Rankstreet"), and RICHARD KLEINBERG (the "Employee"), an individual residing at 614 Rollingwood Lane, Valrico, FL 33594.

                               W I T N E S S E T H

         WHEREAS, the Employee has been employed by the Employer for a period of time in a senior executive capacity; and

         WHEREAS, RANKSTREET wishes to assure itself of the services of the Employee for a period provided in this Employment Agreement and the Employee is willing to serve in the employ of RANKSTREET for said period, subject to and upon the terms and conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

         1. Employment. a) RANKSTREET hereby employs the Employee subject to the supervision and direction of the Chief Executive Officer of RANKSTREET, or such person or persons who shall be designated by the Chief Executive Officer of RANKSTREET, for the period (the "Employment Period") commencing on November 19, 1999, and ending on November 19, 200, and shall be automaticaly renewable for two year terms, unless cancelled by written notice from either party. The Employee shall initially be employed in the capacity of President and shall remain employed during the Employment Period in said capacity for so long as required by the Chief Executive Officer of RANKSTREET. The Employee hereby accepts such employment, agrees to perform those services of a nature concomitant with his positions and offices as shall from time to time be assigned to him by or pursuant to authorization of the Chief Executive Officer or the Board of Directors of RANKSTREET and agrees diligently and competently to devote all of his business time, efforts, skill and attention to such services.

                  b) The Employee shall report to and be responsible to the Chief Executive Officer.

                  c) The Employee's office shall be located at 220 E. Madison Street, Suite 1217, Tampa, FL 33602 or in such other office as Employer and Employee shall agree.

         2. Compensation During the Employment Period. a) Employer shall pay to the Employee, and the Employee shall accept from Employer, for his services hereunder, a base salary, payable in accordance with Employer's payroll policy as in effect from time to time. Such base salary shall initially be at a rate per annum subject to a percentage of pre-tax profit and or revenue and subject to such increases, if any, as shall reasonably be determined by the Board of Directors of Rankstreet from time to time.

                  b) Employer may make available to the Employee, to the extent he satisfies the eligibility requirements thereof and to the extent permitted by law, any fringe benefit program in which employees are eligible to participate. Fringe benefits include, but are not limited to, health insurance, hospitalization and other plans and policies authorized now or in the future. In addition to any other benefits provided to the Employee hereunder, Employer shall provide the Employee with such other benefits and prerequisites as are being provided to the Employee by Employer on the date hereof.

                  c) The Employee shall be entitled to receive additional compensation, if any, whether in the form of bonus, other incentive compensation or otherwise, as the Board of Directors of RANKSTREET may specify from time to time.

                  d) Net profits shall be defined as gross profits from the operation of Rankstreet's web site less costs, expenses, debts owed to SwiftyNet.Com, Inc. and taxes.

         3. Notice of Breach. Employer and Employee agree that, prior to the termination of th employment of Employee hereunder by reason of any breach of any provisions of this Employment Agreement, the injured party will give the party in breach written notice specifying such breach and permitting the party in breach to cure such breach within a period of thirty (30) days after receipt of such notice.

         4. Disability and Death. a) If the Employee shall be unable substantially to perform the duties required of him pursuant to his office and the provisions of this Employment Agreement due to any disability preventing him from performing such services for either a period of three (3) consecutive months or for any six (6) months in a one (1) year period, Employer shall have the right to terminate the Employee's employment hereunder on thirty (30) days' written notice. Notwithstanding any such termination, the Employee shall be entitled to receive any compensation accrued or accruable to the Employee at the time of such termination pursuant to the provisions of Article 2 hereof.

                  b) The term "disability" shall mean the complete inability of the Employee to perform his duties under this Employment Agreement due to injury, illness or disease as determined by an independent physician mutually acceptable to the Employer and the Employee.

                  c) In the event of the Employee's death during the Employment Period, the Employee's legal representatives shall be entitled to receive his salary at the rate provided in Article 2 to the last day of the Employer's payroll accounting period in which his death shall occur.

        5. Termination. a) Employer shall have just legal cause to terminate the employment of the Employee under this Employment Agreement only upon a good faith determination of the Chief Executive Officer of RANKSTREET that the termination of such employment is necessary and in the best interests of the Employer by reason of:

                           i) the  conviction  of the  Employee of a felony
under state or federal law, or the equivalent under foreign law; unless in any such case the Employee performed such act in good faith and in a manner the Employee reasonably believed to be in or not opposed to Employer's best interests, or

                           ii) the material and continued breach by the Employee
 of his obligations under this Employment Agreement, after compliance with the provisions of Article 3.

Notwithstanding the foregoing, no termination of the Employee's employment under this Employment Agreement shall diminish or affect in any way the Employee's rights to the payments provided for hereunder which have accrued or are accruable to and including the date of such termination; provided that in the event of termination for cause, Employee shall not be entitled to any compensation for periods following the date of termination.

                  b) Employer shall have the right to terminate the employment of the Employee under this Employment Agreement in its sole and absolute discretion and without cause upon its payment to the Employee of an amount equal to the sum of (i) one hundred percent (100%) of any compensation accrued or accruable to the Employee at the time of such termination pursuant to the provisions of Article 2.

         6. Confidentiality. The Employee agrees, during and after the Employment Period, to keep secret and confidential all information heretofore or hereafter acquired by him concerning Employer's business and affairs and/or the business and affairs of any of its subsidiaries as may be established from time to time, and further agrees that he will at no time during the Employment Period or thereafter disclose any such information to any person, firm or corporation, other than to Employer, its directors, officers, employees, auditors and legal advisors otherwise than in the regular course of Employer's business or that of its subsidiaries as may be established from time to time, or use the same in any manner other than in connection with Employer's business and affairs or the business and affairs of any subsidiaries as may be established from time to time, except (i) as may be required by law, (ii) in connection with the Employee's enforcement of his rights under this Employment Agreement, (iii) as to such information as may already have become publicly known other than through the Employee in violation of this Article 6 and (iv) with Employer's consent.

         7. Inventions. The Employee agrees for no additional consideration to assign to Employer, immediately upon the execution of this Employment Agreement and thereafter immediately upon making or acquiring them, as the case may be, any and all inventions, patent rights, letters patent, copyrights, trademarks, trade names, and applications therefor, in the United States and all other countries, and any and all rights and interests in, to and under the same which he may legally transfer, now possessed by him or acquired by him during the period of his employment hereunder, relating in any way to the business and activities of, or the equipment, devices, processes and formulas connected with, Employer's business or any other business conducted by Employer and any subsidiaries as may be established from time to time and agrees that, upon request, the Employee will promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary or desired by Employer to vest and confirm in it, its successors, assigns and nominees, fully and completely, all rights created or contemplated by this Article 7 and which may be necessary to enable Employer, its successors, assigns and nominees to secure and enjoy the full benefits and advantages thereof.

         8. Noncompete. The Employee agrees, to the extent permitted by law, that he shall not during the Employee's employment with Employer and until the later of (a) three (3) years following the date of the termination of such employment or (b) the completion of the payments provided for in clause (ii) of paragraph (b) of Article 5 hereof, directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or be a director or employee of, or a consultant to, or authorize the use of his name by, or be connected in any manner with, any business, firm or corporation, in any town, city, county or state of the United States of America or of any country in the world, which manufactures, sells, leases or distributes products competitive with any products of the Employer (or any subsidiaries as may be established from time to time); provided, however, that the provisions of this Article 8 shall not apply to investments by the Employee in shares of stock traded on a national securities exchange or on the national over-the-counter market which (a) shall have an aggregate market value, at the time of acquisition, of less than Twenty Thousand Dollars ($20,000) and (b) shall constitute less than three percent (3%) of the outstanding shares of such stock.

         9. Equitable Relief. The Employee acknowledges and agrees that, because of the unique and extraordinary nature of his services, and breach or threatened breach of the provisions of Articles 6, 7, or 8 will cause irreparable injury and incalculable harm to Employer and that Employer shall, accordingly, be entitled to injunctive or other equitable relief. The foregoing, however, shall not be deemed to waive or to limit in any respect any other right or remedy which Employer may have with respect to such breach.

         10. Indemnification. Employer will indemnify the Employee (and his legal representatives or other successors) to the fullest extent permitted by the laws of the State of Florida and Employer's existing certificate of incorporation and by-laws, and the Employee shall be entitled to the protection of any insurance policies Employer may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director or officer of Employer and any subsidiaries as may be established from time to time.

         11. Notices. All notices hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested. Any such notice intended for Employer shall be addressed to it, attention of its Chairman of the Board at its address hereinbefore set forth or at such other address of which Employer shall have given notice to the Employee in the manner herein provided; and if intended for the Employee, shall be addressed to him at his address hereinbefore set forth or at such other address of which the Employee shall have given notice to Employer in the manner herein provided.

         12. Entire Agreement. This Employment Agreement constitutes the entire understanding between the parties with respect to the matter referred to herein and no waiver or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings between the parties with respect to the subject matter of this Employment Agreement are superseded by this Employment Agreement.

         13. Severability. If any provision in this Employment Agreement is invalid, illegal and unenforceable, the balance of this Employment Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

       14. Waiver of Breach. A waiver by the Company or the Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

         15. Non-Assignability. This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns; provided, however, that this Employment Agreement may not be assigned by any of the parties hereto other than by and among Employer and any subsidiaries and/or affiliates as may be established from time to time.

         16. Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         17. Withholding. All payments hereunder shall be subject to withholding and to such other deductions as shall at the time of such payment be required pursuant to any income tax or other law, whether of the United States of any other jurisdiction, and, in the case of payments to the executors or administrators of the Employee's estate, the delivery to Employer of all necessary tax waivers and other documents.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first above written.

RANKSTREET.COM, Inc..                               EMPLOYEE

         /S/ Richard Kleinberg                      /S/ Richard Kleinberg
By:_________________________________               _____________________________
              President, CEO
Title:_______________________________